RESIGNATION
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I, K. John Shukur, the Treasurer and a director of Fuel Centers, Inc., a Nevada corporation, ("Company") hereby tender and submit my resignation as the Treasurer and a director of the Company, such resignation to be effective upon this 11th day of November 2003.


/s/ K. John Shukur
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K. John Shukur